      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 13, 1999
                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------

                              QUALCOMM INCORPORATED
             (Exact name of Registrant as specified in its charter)

            DELAWARE                                  3663                        95-3685934
  (State or other jurisdiction            (Primary Standard Industrial         (I.R.S. Employer
of incorporation or organization)          Classification Code Number)       Identification Number)

                              5775 MOREHOUSE DRIVE
                            SAN DIEGO, CA 92121-1714
                                 (858) 587-1121
     (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

                                 ---------------

                                IRWIN MARK JACOBS
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                              QUALCOMM INCORPORATED
                              5775 MOREHOUSE DRIVE
                            SAN DIEGO, CA 92121-1714
                                 (858) 587-1121
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)

                                 ---------------

                                   COPIES TO:
         FREDERICK T. MUTO, ESQ.                  SCOTT N. WOLFE, ESQ.
          THOMAS A. COLL, ESQ.                     DAVID A. HAHN, ESQ.
           COOLEY GODWARD LLP                       LATHAM & WATKINS
    4365 EXECUTIVE DRIVE, SUITE 1100            701 B STREET, SUITE 2100
           SAN DIEGO, CA 92121                  SAN DIEGO, CA 92101-8197
                                 ---------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    As soon as possible after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ----------------

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                                                                   PROPOSED
                                                                  PROPOSED         MAXIMUM
                                                                   MAXIMUM         AGGREGATE       AMOUNT OF
           TITLE OF EACH CLASS OF                AMOUNT TO      OFFERING PRICE     OFFERING      REGISTRATION
         SECURITIES TO BE REGISTERED          BE REGISTERED(1)    PER SHARE        PRICE(2)           FEE
-------------------------------------------------------------------------------------------------------------
Common Stock, $.0001 par value per share(3)      4,600,000        $140.6875      $647,162,500      $179,912
-------------------------------------------------------------------------------------------------------------

(1) Includes 600,000 shares of Common Stock which may be purchased by the Underwriters to cover over-allotments, if any.


(2) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the amount of the registration fee based on the average of the high and low prices of the Registrant's Common Stock as reported on the NASDAQ National Market on July 8, 1999.

(3) Includes associated rights to purchase shares of Series A Junior Participating Preferred Stock of QUALCOMM Incorporated.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JULY 13, 1999

PROSPECTUS

                                4,000,000 SHARES

                              QUALCOMM INCORPORATED

                                  COMMON STOCK

        QUALCOMM's common stock is traded on The Nasdaq National Market under the symbol "QCOM". On July 9, 1999, the last reported sale price for the common stock on The Nasdaq National Market was $148.75 per share.

                                ----------------

        INVESTING IN THE COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                                ----------------


                                                        PER SHARE       TOTAL
                                                        ---------       -----
Public offering price...................................   $            $
Underwriting discounts and commissions..................   $            $
Proceeds to QUALCOMM....................................   $            $

We have granted the underwriters a 30-day option to purchase up to an additional 600,000 shares of common stock to cover over-allotments.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The underwriters expect to deliver the shares on or about July __, 1999.


                          ---------------------------
                          Joint Book-Running Managers

LEHMAN BROTHERS                                             GOLDMAN, SACHS & CO.

_________, 1999

                                TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
Where You Can Find More Information..................................      1
Disclosure Regarding Forward-Looking Statements......................      1
The Company..........................................................      3
The Offering.........................................................      3
Use of Proceeds......................................................      3
Risk Factors.........................................................      4
Underwriting.........................................................     13
Legal Matters........................................................     14
Experts..............................................................     14

        Unless the context requires otherwise, references in this prospectus to "we," "us," "our" and "QUALCOMM" refer to QUALCOMM Incorporated and its wholly-owned subsidiaries.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the Commission, in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Suite 1400, Citicorp Center, 500 W. Madison Street, Chicago, Illinois 60661-2511. You can also obtain copies of these materials from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). You can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        We have filed a registration statement and related exhibits with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). The registration statement contains additional information about us and our common stock. You may inspect the registration statement and exhibits without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the Commission at prescribed rates.

        The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we filed with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

        o Annual Report on Form 10-K for the year ended September 30, 1998 (including information specifically incorporated by reference into our Form 10-K from the Proxy Statement for our 1999 Annual Meeting of Stockholders);

        o Quarterly Reports on Form 10-Q for the quarters ended December 27, 1998 and March 28, 1999;

        o       Current Report on Form 8-K dated May 24, 1999;

        o Description of our common stock contained in our registration statement on Form 8-A filed with the Commission on September 12, 1991; and

        o All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the offering of the common stock offered hereby is completed (other than those portions of such documents described in paragraphs (i), (k), and (l) of Item 402 of Regulation S-K promulgated by the Commission).

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                             Investor Relations
                             QUALCOMM Incorporated
                             5775 Morehouse Drive
                             San Diego, California 92121-1714
                             Telephone: (858) 658-4813

        You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not



                                       1.

historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "the Company believes," "the Company intends," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus. Among the key factors that could cause actual results to differ materially from the forward-looking statements:

        o risks that any decline in the rate of growth in the CDMA subscriber population will decrease;

        o       developments in current or future litigation;

        o       timely product development;

        o our ability to successfully manufacture significant quantities of CDMA or other equipment on a timely and profitable basis;

        o risks relating to customer receivables and performance guarantees;

        o risks associated with timing and receipt of license fees and royalties;

        o       strategic opportunities or acquisitions that we pursue;

        o       changes in economic conditions of the various markets we serve;

        o       risks associated with our international business activities;

        o issues arising from addressing year 2000 information technology issues; and

        o       the availability and terms of financing.

        Because the risk factors referred to above, as well as the risk factors beginning on page 4 of this prospectus, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on behalf of the Company, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.



                                       2.

                                   THE COMPANY

        We are a leading provider of digital wireless communications products, technologies and services. We design, develop, manufacture and market wireless communications and subscriber products and design, develop and market ASIC chips based on our CDMA technology. We also license and receive royalty payments on our CDMA technology from major domestic and international telecommunications equipment suppliers. In addition, we design, manufacture, distribute and operate products and services for our OmniTRACS system. We also have contracts with Globalstar to design, develop and manufacture subscriber products and ground communications systems, and to provide contract development services.

        From time to time we consider strategic transactions and alternatives with the goal of maximizing stockholder value. For example, in September 1998 we completed the spin off of Leap Wireless International, and in May 1999 we completed the sale of our infrastructure products division to Ericsson. We will continue to evaluate additional potential strategic transactions and alternatives which we believe may enhance stockholder value. These additional potential transactions may include a variety of different structures, including spin offs, strategic partnerships, joint ventures, restructurings, divestitures and business combinations.

        Standard & Poor's, a division of The McGraw Hill Companies, Inc., or S&P, has announced that, effective as of July 21, 1999, it plans to include the common stock in the Standard & Poor's Corporation 500 Composite Stock Price Index, or the S&P 500 Index, which is composed of 500 common stocks that S&P selects. Shares offered by this prospectus will be offered primarily to index funds whose portfolios are primarily based on stocks included in the S&P 500 Index.

        Our principal executive offices are located at 5775 Morehouse Drive, San Diego, California 92121-1714, and our telephone number is (858) 587-1121. Our website is located at http://www.qualcomm.com. Information contained on our website is not part of this prospectus.

                                  THE OFFERING

Common stock offered by QUALCOMM.......................         4,000,000 shares(1)

Common stock to be outstanding after the offering......         __________ shares(2)

Use of proceeds........................................         Working capital and general
                                                                corporate purposes.  See "Use
                                                                of Proceeds."

Nasdaq National Market symbol..........................         QCOM

----------

(1) Assumes the underwriters' over-allotment option to purchase 600,000 shares is not exercised. See "Underwriting."

(2) Based upon shares outstanding as of July __, 1999 (assuming no exercise of options after July __, 1999). Excludes _________ shares of common stock reserved for issuance pursuant to QUALCOMM's employee benefit plans, under which options to purchase ________ shares of common stock were outstanding as of July __, 1999.

                                 USE OF PROCEEDS

        The net proceeds we will receive from the sale of 4,000,000 shares of common stock offered by us at the public offering price of $____ and after deducting the underwriting discounts and commissions and offering expenses payable by us will be approximately $____ million (or $____ million if the underwriters' over-allotment option is exercised in full).

        We intend to use the proceeds of this offering primarily for working capital and general corporate purposes. Pending such uses, we expect to invest the net proceeds in short-term, interest-bearing, investment grade securities.



                                       3.

                                  RISK FACTORS

        This offering involves a high degree of risk. You should carefully consider the following information about these risks, as well as the other information contained or incorporated by reference in this prospectus, before you decide to buy any of our common stock.

        Except for historical information, the information contained in this prospectus and in our SEC reports are "forward looking" statements about our expected future business and performance. Our actual operating results and financial performance may prove to be very different from what we might have predicted as of the date of this prospectus. The risks described below address some of the factors that may affect our future operating results and financial performance.

OUR OPERATING RESULTS ARE DIFFICULT TO FORECAST AND MAY BE ADVERSELY AFFECTED BY MANY FACTORS.

        Although we have experienced an increase in both revenues and profitability over the last several years, we have experienced and may continue to experience quarterly variability in operating results. As a result, we cannot assure you that we will be able to sustain profitability on a quarterly or annual basis in the future. Our future results will depend in part on the following factors:

        o the continued successful implementation of CDMA technology and products;

        o our ability to successfully manufacture, market and/or sell commercial-scale quantities of CDMA subscriber products, ASICs and other products on a timely and profitable basis both domestically and in international markets;

        o the timing of introduction of products or product enhancements by us or our competitors;

        o       the timing and magnitude of CDMA licensing fees and royalties;

        o currency and economic fluctuations in foreign markets and other factors affecting our international sales;

        o bad debt provisions and/or our inability to recognize revenues associated with our vendor financing programs;

        o our recognition of start-up operating losses, impairment charges and/or the inability to recognize revenues and earnings associated with our investments in emerging wireless telecommunications operating companies;

        o       our ability to meet any applicable performance guarantees;

        o       the continued success of OmniTRACS; and

        o the continuation of the Globalstar development and production contracts.

IF WE ARE UNABLE TO MANAGE GROWTH IN OUR BUSINESS, OUR BUSINESS WILL SUFFER.

        We have experienced and continue to experience rapid domestic and international growth that has placed, and is expected to continue to place significant demands on our managerial, operational and financial resources. In order to manage this growth, we have continued to improve and expand our management, operational and financial systems and controls, including quality control and delivery and service capabilities, and will need to continue to do so. We will also need to continue to expand, train and manage our employee base. In particular, we must carefully manage production and inventory levels to meet product demand, new product introductions and product transitions. We cannot assure you that we will be able to timely and effectively meet such demand and maintain the quality standards required by our existing and potential customers.

        In addition, inaccuracies in our demand forecasts could quickly result in either insufficient or excessive inventories and disproportionate overhead expenses. Our international expansion plans will require us to establish, manage and control operations in countries where we have limited or no operating experience. Our experience in the expansion of production facilities and capacity is also limited. In order to accommodate planned growth, we expect that our operating expenses will continue to increase. We cannot assure you that our revenues will grow faster than our expenses. We must also continue to hire and retain qualified technical, engineering and other personnel in the face of strong demand from our competitors and others for such individuals. If we ineffectively manage our growth or are unsuccessful in recruiting and retaining personnel, this could have a material adverse effect on our business, results of operations, liquidity and financial position.



                                       4.

DELAYS OR DEFECTS IN THE MANUFACTURE OF OUR CDMA PRODUCTS WOULD ADVERSELY AFFECT OUR BUSINESS.

        The manufacture of wireless communications products is a complex and precise process involving specialized manufacturing and testing equipment and processes. Demand for, and our revenues from, CDMA wireless communications subscriber products increased substantially during fiscal 1998. Our manufacturing capacity is a critical element in meeting this demand. We cannot assure you that we will be able to effectively meet customer demand in a timely manner. Factors that could materially and adversely affect our ability to meet production demand include defects or impurities in the components or materials used, delays in the delivery of such components or materials, or equipment failures or other difficulties. We may experience component failures or defects which could require significant product recalls, reworks and/or repairs which are not covered by warranty reserves and which could consume a substantial portion of our manufacturing capacity.

        In addition, we cannot assure you that our foreign manufacturing facilities will be commercially successful given that we will be required to establish, manage and control operations in countries where we have limited or no operating experience. Additionally, our business, results of operations, liquidity and financial position could be materially and adversely affected if we are unable to manufacture CDMA subscriber products at commercially acceptable costs and achieve acceptable yields. We also will be impacted negatively if we expand our manufacturing capacity but are unable to secure sufficient orders for our CDMA products.

        We primarily manufacture our CDMA subscriber products through QPE, a majority-owned joint venture between us and a subsidiary of Sony Electronics, Inc. The risks associated with the commercial manufacture of our subscriber products that we describe in this document also apply to the manufacture of subscriber products by QPE. Our business, results of operations, liquidity and financial position could be materially and adversely affected to the extent that QPE experiences any of the complications, delays or interruptions that we have described in this document.

OUR MARKETS ARE HIGHLY COMPETITIVE.

        There is increasing competition in the wireless telecommunications industry in the United States and throughout the world. We cannot assure you that we will be able to successfully compete or that our competitors will not develop new technologies and products that are more commercially effective than our own. Many of our competitors have financial, technical, marketing, sales, and distribution resources greater than ours. In addition, many of these companies are licensees of our technology and have established market positions, trade names, trademarks, patents, copyrights, intellectual property rights and substantial technological capabilities.

        Although the implementation of advanced telecommunications services is in its early stages in many developing countries, we believe competition is intensifying as businesses and foreign governments realize the market potential of telecommunications services. Many of our customers currently face competition from existing telecommunication providers. A number of large American and European companies and large international telecommunications companies are actively engaged in programs to develop and commercialize telecommunications services in both developing and developed countries. In many cases, we also compete against the landline carriers, including government-owned telephone companies. In some cases, our competition is from government-controlled or government-supported entities that are, or may in the future be, privatized or otherwise become more efficient and competitive. In addition, throughout the world we may face competition with new technologies and services introduced in the future. Although we intend to employ relatively new technologies, there will be a continuing competitive threat from even newer technologies that may render the technologies employed by us obsolete. We also expect that the price we charge for our products and services in certain regions will decline as competition intensifies in those markets.

        We also compete in the manufacture of CDMA subscriber products and in the development, design and sale of ASICs. We are facing increasing competition as more of our licensees introduce CDMA products. Many of our licensees have longer operating histories and a greater market presence than ours. Our competitors may devote a significantly greater amount of their financial, technical, marketing and other resources to aggressively market competitive communications systems and products or develop and adopt competitive digital cellular technologies. Likewise, those efforts may materially adversely affect our business, results of operations, liquidity and financial position.



                                       5.

Moreover, certain equipment providers may offer more competitive pricing and/or financing terms than we do as a means of gaining access to the wireless markets.

        Existing competitors of OmniTRACS are aggressively pricing their products and services and could continue to do so in the future. In addition, these competitors are offering new value-added products and services similar in many cases to those we developed or are developing. Emergence of new competitors, particularly those offering low cost terrestrial-based products and current as well as future low-Earth-orbiting satellite-based systems, may impact margins and intensify competition in new markets.

WE MAY ENGAGE IN STRATEGIC TRANSACTIONS WHICH COULD ADVERSELY AFFECT OUR
BUSINESS.

        From time to time we consider strategic transactions and alternatives with the goal of maximizing stockholder value. For example, in September 1998 we completed the spin off of Leap Wireless International, and in May 1999 we completed the sale of our infrastructure products division to Ericsson. We will continue to evaluate additional potential strategic transactions and alternatives which we believe may enhance stockholder value. These additional potential transactions may include a variety of different structures, including spin offs, strategic partnerships, joint ventures, restructurings, divestitures and business combinations. We cannot assure you that any such transactions will in fact enhance stockholder value or will not adversely affect our business or the trading price of our stock.

OUR INTERNATIONAL BUSINESS ACTIVITIES SUBJECT US TO RISKS THAT COULD ADVERSELY AFFECT OUR BUSINESS.

        A significant part of our strategy involves our current and planned activities in a number of developing nations. We intend to continue to pursue growth opportunities in international markets. In many international markets, barriers to entry are created by long-standing relationships between our potential customers and their equipment providers and protective regulations, including local content and service requirements. In addition, our pursuit of such international growth opportunities may require significant investments for an extended period before we realize returns, if any, on our investments. Our projects and investments could be adversely affected by:

        o reversals or delays in the opening of foreign markets to new competitors;

        o       unexpected changes in regulatory requirements;

        o       export controls, tariffs and other barriers;

        o       exchange controls;

        o       currency fluctuations;

        o       investment policies;

        o nationalization, expropriation and limitations on repatriation of cash;

        o       social and political risks;

        o       taxation; and

        o other factors, depending on the country in which such opportunity arises.

        Our revenues from international customers as a percentage of total revenues were approximately as follows in each of the fiscal years presented:

    FISCAL YEAR         % OF TOTAL REVENUES
    -----------         -------------------
       1995                    20%
       1996                    36%
       1997                    30%
       1998                    34%


        In addition to the general risks associated with our international sales and operations, we will also be subject to risks specific to the individual countries in which we do business.

OUR RESULTS OF OPERATIONS MAY BE HARMED BY FOREIGN CURRENCY FLUCTUATIONS.

        We are exposed to risk from fluctuations in foreign currency and interest rates, which could impact our results of operations and financial condition. Our financing of products and services is generally denominated in dollars and any significant change in the value of the dollar against the national currency where we are lending could result in the increase of costs to the debtors and could restrict the debtors from fulfilling their contractual obligations. Any devaluation in the local currency relative to the currencies in which such liabilities are payable could have a material adverse effect on our business. In some developing countries, including Chile, Mexico, Brazil, and Russia, significant currency devaluation relative to the U.S. dollar have occurred and may occur again in the future. In such circumstances, we may experience economic loss with respect to the collectability of our receivables and the recoverability of inventories and investments.

        We attempt to hedge transactions with non-U.S. customers. However, the decline in value of the Asia/Pacific currencies, or declines in currency values in other regions, may, if not reversed, adversely affect our future product sales. This is because our products may become more expensive to purchase for local customers doing business in



                                       6.

the countries of the affected currencies. We have been adversely affected by the Asian economic downturn in fiscal 1998 with regard to ASICs sales, CDMA royalties and the cancellation of a CDMA handset supply agreement in South Korea. In addition, certain of our customers in these foreign countries have encountered or may in the future encounter financial difficulties resulting from such foreign currency fluctuations. These financial difficulties could restrict our customers' ability to fulfill their contractual obligations to us.

A DECREASE IN THE DEMAND FOR CDMA SUBSCRIBER AND ASICS PRODUCTS COULD ADVERSELY AFFECT OUR BUSINESS.

        We are a major supplier of CDMA subscriber and ASICs products for wireless and satellite service providers. In order to generate revenues and profits from sales of subscriber and ASICs products, we must continue to make substantial investments and technological innovations, which are subject to a number of risks and uncertainties. Other digital wireless technologies, particularly GSM, to date have been more widely adopted than CDMA and we cannot assure you that wireless service providers will select CDMA for their networks. Further, there are numerous companies that supply CDMA subscriber and ASICs products. Many of these companies have substantially greater resources, much longer manufacturing histories and more established reputations than we do.

        Sales of subscriber products internationally are subject to the various risks associated with doing business outside of the United States. As a result, subject to the success of international wireless operators, our ability to generate substantial revenues and profits from international sales of CDMA subscriber products is uncertain.

        Many wireless operators to which we may consider selling are start-up entities attempting to provide service to markets where current penetration of wireless service is low and acceptance is uncertain. In addition, these start-up entities are subject to all the risks inherent in the operation of a new business, including the ability to obtain adequate financing, manage growth, attract and retain qualified personnel and secure appropriate third-party manufacturing and marketing support.

THE LOSS OF ONE OR MORE SIGNIFICANT CUSTOMERS COULD HARM OUR REVENUES.

        A significant portion of our CDMA subscriber and ASICs product sales is, and is expected to continue to be, concentrated with a limited number of customers. As a result, our performance will depend on relatively large orders from a limited number of customers. Our performance will also depend on our ability to gain additional customers within existing and new wireless and satellite markets. Our loss of any existing customer or our failure to gain additional customers could have a material adverse effect on our business, results of operations, liquidity and financial position.

        Certain of our contracts provide for performance guarantees to protect customers against late delivery of our products or a failure to perform. These performance guarantees generally provide for monetary payments or contract offsets that accrue at a daily rate based on percentages of the contract value to the extent the products are not delivered by scheduled delivery dates or the systems fail to meet specified performance criteria by such dates. We are dependent in part on the performance of our suppliers and strategic partners to provide products that are the subject of the guarantees. Thus, our ability to deliver such products in a timely manner may be outside of our control. If we are unable to meet our performance obligations, the performance guarantees could amount to a significant portion of the contract value and would have a material adverse effect on product margins and our business, results of operations, liquidity and financial position.

OUR INDUSTRIES ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE, AND WE MUST KEEP PACE WITH THE CHANGES TO SUCCESSFULLY COMPETE.

        The market for our products is characterized by many factors, including:

        o       rapid technological advances and evolving industry standards;

        o       changes in customer requirements;

        o       frequent new products and enhancements; and

        o evolving methods of building and operating communications systems.

        The introduction of products embodying new technologies and the emergence of new industry standards could render our existing products, and products currently under development, obsolete and unmarketable. In particular, we have limited experience in high-volume manufacturing techniques and rapid product cycles inherent in the subscriber products business.



                                       7.

        Our future success will depend on our ability to continue to develop and introduce new products and product enhancements on a timely basis. Our future success will also depend on our ability to keep pace with technological developments, satisfy varying customer requirements and achieve market acceptance. If we fail to anticipate or respond adequately to technological developments or customer requirements, or experience any significant delays in product development, introduction or shipment of our products in commercial quantities, our competitive position could be damaged. This could have a material adverse effect on our business, results of operations, liquidity and financial position. In addition, new technological innovations generally require a substantial investment before they are commercially viable.

IF OUR INDUSTRY DOES NOT ADOPT A SINGLE CDMA STANDARD THAT IS COMPATIBLE WITH TODAY'S CDMAONE NETWORKS, OUR BUSINESS MAY SUFFER.

        Industry participants and the International Telecommunications Union ("ITU") are currently considering a variety of standards which may be utilized in third generation wireless networks. We are advocating the standardization of a single, converged CDMA-based third generation standard that accommodates equally the dominant network standards in use today. We cannot assure you that we will be successful in promoting the adoption of a single CDMA standard or that such a standard, if adopted, will be compatible with today's cdmaOne networks. We strongly believe that our CDMA patent portfolio is applicable to other CDMA systems that have been proposed as third generation standards. We have informed standards bodies and the ITU that we hold essential intellectual property rights for several other third generation proposals based on CDMA. Further, we intend to vigorously enforce and protect our intellectual property position against any infringement. However, we cannot assure you that our CDMA patents will be determined to be applicable to any proposed standard or that we will be able to redesign our products on a cost-effective and timely basis to incorporate next generation wireless technology. If the wireless industry adopts next generation standards which are incompatible with cdmaOne or is determined not to rely on our intellectual property, this could have a material adverse effect on our business, results of operations, liquidity and financial position.

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE, AND SUCH ADDITIONAL FINANCING MAY NOT BE AVAILABLE.

        The design, development, manufacture and marketing of digital wireless communication products and services are highly capital intensive. In addition, wireless and satellite systems operators increasingly have required suppliers like us to arrange or provide long-term financing or provide equity to them as a condition to obtaining or bidding on projects. In particular we have substantial funding requirements to Leap Wireless. In May 1999, we closed the sale of our terrestrial CDMA wireless infrastructure business. The agreement settled our litigation with Ericsson and provides for cross licensing of intellectual property rights for all CDMA technologies. Pursuant to the agreement with Ericsson, we will extend up to $400 million in financing for possible future sales by Ericsson of cdmaOne or cdma2000 infrastructure equipment and related services to specific customers in certain geographic areas, including Brazil, Chile, Russia and Mexico or in other areas selected by Ericsson. These commitments are subject to the customers meeting certain conditions established in the financing arrangements and, in most cases, to Ericsson also financing a portion of these cdmaOne or cdma2000 sales. To the extent that vendor financing is not repaid to us, it could have a material adverse effect on our business, results of operations, liquidity and financial position.

         We believe we will be required to raise additional funds from a combination of sources including potential debt or equity issuances. We cannot assure you that additional financing will be available on reasonable terms or at all. In addition, our credit facility places restrictions on our ability to incur additional indebtedness which could adversely affect our ability to raise additional capital through debt financing.

OUR BUSINESS MAY BE HARMED IF LEAP WIRELESS DOES NOT MEET ITS REPAYMENT OBLIGATIONS UNDER ITS CREDIT FACILITY WITH US.

        In connection with our recent spin-off and distribution to our stockholders of Leap Wireless common stock, we made a substantial funding commitment to Leap Wireless in the form of a $265.0 million secured credit facility. Amounts borrowed under the credit facility will be due and payable approximately eight years following September 23, 1998. We cannot assure you that Leap Wireless will be able to meet its payment obligations to us. If Leap Wireless is unable to meet its payment obligations to us, our business, results of operations, liquidity and financial position may be materially adversely affected. Further, Leap Wireless may identify additional investment requirements or opportunities for which it needs funding and we may choose to participate in such funding.

THE INADEQUACY OF OUR INTELLECTUAL PROPERTY PROTECTIONS COULD ADVERSELY AFFECT OUR BUSINESS.

        We rely on a combination of patents, copyrights, trade secrets, trademarks and proprietary information to maintain and enhance our competitive position. We have been granted over 200 patents and have over 500 patent applications pending in the U.S. The vast majority of such patents and patent applications relate to our CDMA digital wireless technology and much of the remainder of such patents and patent applications relate to our OmniTRACS products. We also actively pursue patent protection in other countries of interest to us. We cannot assure you that the pending patent applications will be granted or that our patents or copyrights will provide adequate protection.

        We have entered into license agreements with more than 60 telecommunications manufacturers, pursuant to which we have granted royalty bearing licenses under certain of our CDMA patents to make and sell CDMA products. Some of these license agreements allow our licensees to make and sell CDMA products for third generation CDMA systems. We believe that our CDMA patent portfolio provides broad coverage and is applicable to any commercially viable CDMA wireless system, including modes of CDMA recommended for the proposed single CDMA 3G standard. We have informed standards bodies, including the ITU, TIA, ETSI and the Association of Radio Industries and Business, that we hold essential patents for third generation CDMA systems that have been submitted to such standards bodies. Further, we intend to vigorously enforce and protect our intellectual property position against any infringement. However, despite our extensive patent position and the license agreements we have entered into with Ericsson and others which provide for royalties payable to us for certain products employing such CDMA standards, there can be no assurance that our CDMA patents will be determined to be applicable to any proposed standard. The adoption of next generation CDMA standards, if any, which are determined not to rely on our patents could have a material adverse effect on our business, results of operations, liquidity and financial position.

        We file applications for patent protection around the world with respect to a substantial portion of our intellectual properties. A number of patents that have been issued abroad are being challenged in opposition proceedings. On December 10, 1998, the Opposition Board of the European Patent Office revoked our first issued European Patent. We will appeal this decision to the European Patent Appeals Board, and will vigorously defend our patents around the world. In general, our license agreements require the payment of royalties by our licensees which are the same regardless of whether our licensees use one or more of our licensed patents. We believe that, with the hundreds of patent applications that we have filed in Europe and elsewhere around the world, we have and will maintain broad patent coverage for CDMA wireless applications both in the U.S. and abroad. However, we cannot assure you that we will be successful in our appeal or that there will not be other unfavorable outcomes to opposition proceedings, which could adversely affect our ability to protect our intellectual properties abroad.


                                       8.

        Additionally, we cannot assure you that the confidentiality agreements upon which we rely to protect our trade secrets and proprietary information will be adequate. The cost of defending our intellectual property has been and may continue to be significant.

THIRD-PARTY CLAIMS OF INFRINGEMENT OF THEIR INTELLECTUAL PROPERTY COULD ADVERSELY AFFECT OUR BUSINESS.

        From time to time, certain companies may assert exclusive patent, copyright and other intellectual proprietary rights to technologies that are claimed to be important to the industry or to us. In addition, from time to time third parties provide us with copies of their patents relating to wireless products and components and offer licenses to such technologies. We in turn evaluate such patents and the advisability of obtaining such licenses. If any of our products were found to infringe on protected technology, we could be required to redesign such products, license such technology, and/or pay damages or other compensation to the infringed party. If we are unable to license protected technology used in our products or if we were required to redesign such products, we could be prohibited from making and selling such products.

        Ericsson, Motorola and InterDigital have each advised the TIA that they hold patent rights in technology embodied in IS-95. Lucent and OKI Electric have claimed patent rights in IS-96. In accordance with TIA guidelines, each company has confirmed to the TIA that it is willing to grant licenses under its rights on reasonable and nondiscriminatory terms. In connection with the settlement and dismissal of our patent litigation with InterDigital, we received, among other rights, a fully-paid, royalty free license to use and to sublicense the use of those patents claimed by InterDigital to be essential to IS-95. In May 1999, we closed the sale of our terrestrial CDMA wireless infrastructure business. The agreement settled our litigation with Ericsson and provides for cross licensing of intellectual property rights for all CDMA technologies, including cdmaOne(TM), WCDMA and cdma2000(TM). We also received rights to sublicense certain Ericsson patents, including patents asserted in the litigation, to our Application Specific Integrated Circuits customers.

        In addition, a number of third parties have claimed to own patents essential to various proposed third generation CDMA standards and have committed to license such patents on a reasonable and nondiscriminatory basis. If we and other product manufacturers are required to obtain additional licenses and/or pay royalties to one or more patent holders, this could have a material adverse effect on the commercial implementation of our CDMA technology or our product margins or profitability.

        We are currently engaged in patent and other infringement litigation relating to our technology and products. On June 29, 1999, GTE Wireless, Incorporated filed an action in the United States District Court for the Eastern District of Virginia asserting that sales of our wireless telephones infringe a single patent allegedly owned by GTE. Although we cannot assure you that an unfavorable outcome of the dispute would not adversely affect our results of operations, liquidity or financial position, we believe the GTE action is without merit and will vigorously defend the action.

IF GLOBALSTAR AND THE GLOBALSTAR SYSTEM ARE NOT SUCCESSFUL, OUR BUSINESS MAY BE HARMED.

        We have entered into a number of development and manufacturing contracts involving the Globalstar system. Our development agreement provides for the design and development of the ground communications stations, known as gateways, and users terminals of the Globalstar system. The Globalstar system is still being deployed, and cannot begin commercial operations until at least 32 satellites are working in orbit, the necessary ground equipment and user terminals are in place and service providers are licensed in the countries to be served. Satellite launches are risky, without about 15% of attempts ending in failure. Globalstar has already had one launch failure, and more failures may occur within the course of its launch campaign. The cost of installing the Globalstar system has been revised upward from the original estimates, and further increases are possible. Until the system is fully deployed and tested, it is not certain that it will perform as designed. Even if the system operates as it should, there is no certainty that the anticipated market will develop.

        Globalstar may need to raise substantial additional funds in order to operate the system as planned. If the start of service is significantly delayed, a larger proportion of Globalstar's debt service requirements will become due before Globalstar has positive cash flow, which will increase the amount of money Globalstar needs.

        The value of our investment in and future business with Globalstar, as well as our ability to collect outstanding receivables from Globalstar, depends on the success of Globalstar and the Globalstar system. Globalstar is a development stage company and has no operating history. From its inception, Globalstar has incurred net losses and losses are expected to continue at least until commercial operations of the Globalstar system commence. A substantial shortfall in meeting Globalstar's capital needs could prevent completion of the Globalstar system and could adversely affect our results of operations, liquidity and financial position. In addition, Globalstar can terminate its development agreement with us if Globalstar abandons its efforts to develop the Globalstar system.

THE LOSS OF THIRD-PARTY SUPPLIERS COULD ADVERSELY AFFECT OUR BUSINESS.

        The products and services we provide are complex and highly technical in their nature. Accordingly, we rely on the ability of our suppliers to provide critical parts and sub assemblies that meet our specifications, in a timely manner. From time to time we have experienced delays in obtaining services and quantities of specification compliant radio frequency components, plastics, connectors and other parts to meet demand for our products.

        Several of the critical products and services used in our existing and proposed products, including ASICs, flash memory chips, radio frequency components and certain custom and semi-custom very large scale integrated circuits, other sophisticated electronic parts and major subassemblies used in the OmniTRACS system, are currently available only from single or limited sources. Our reliance and the reliance of our licensees on sole or limited source vendors licensees involves risks. These risks include possible shortages of certain key components, product performance shortfalls, and reduced control over delivery schedules, manufacturing capability, quality and costs.



                                       9.

        Our manufacturing activities may continue to expand internationally. In certain cases we will be required to identify new local sources, due in part to foreign regulations governing product content, to supply our international manufacturing operations. The risks inherent in our ability to locate alternate suppliers will be complicated by our inexperience in product manufacturing in those countries. Business disruptions or financial difficulties of a sole or limited source supplier of any particular component could materially and adversely impact our operations by increasing the cost of goods sold or reducing the availability of such components. While we believe that we could obtain necessary components from other manufacturers, an unanticipated change in the source of supply of these components could result in significant shipment delays for our products. These delays could result in us being required to make performance guarantee payments.

        Certain components require an order lead time of six months or longer. To meet forecasted production levels, we may be required to commit to certain long lead time items prior to being awarded a production contract. If forecasted orders are not received, we may be faced with large inventories of slow moving or unusable parts. This could result in an adverse effect on our business, results of operations, liquidity and financial position.

OUR BUSINESS DEPENDS ON THE AVAILABILITY OF SATELLITE AND OTHER FACILITIES FOR OUR OMNITRACS SYSTEM.

        Our OmniTRACS system currently operates in the U.S. market on leased Ku-band satellite transponders. Our data satellite transponder and position reporting satellite transponder lease runs through 2001. System enhancements currently under initial deployment should allow for increased utilization of transponder capacity. Based on results of the system enhancements, we believe that the U.S. OmniTRACS operations may not require additional transponder capacity in fiscal 1999. We believe that in the event additional transponder capacity would be required in fiscal 1999 or in future years, additional capacity will be available on acceptable terms. However, we cannot assure you that we will be able to acquire additional transponder capacity on acceptable terms on a timely basis. If we fail to maintain adequate satellite capacity this would have a material adverse effect on our business, results of operations, liquidity and financial position. Our Network Management Facility operations are subject to the risk that a failure or natural disaster could interrupt the OmniTRACS service and have a material adverse effect on OmniTRACS' results of operations. We maintain a fully operational Network Management Facility in Las Vegas, Nevada as a backup to our primary Network Management Facility in San Diego, California.

GOVERNMENT REGULATION MAY ADVERSELY AFFECT OUR BUSINESS.

        Our products are subject to various Federal Communications Commission regulations in the U.S. These regulations require that our products meet certain radio frequency emission standards and not cause unallowable interference to other services. We are also subject to government regulations and requirements by local and international standards bodies outside the U.S., where we are less prominent than local competitors and have less opportunity to participate in the establishment of regulatory and standards policies. Changes in the regulation of our activities, including changes in the allocation of available spectrum by the U.S. Government and other governments, or exclusion of its technology by a standards body, could have a material adverse effect on our business, results of operations, liquidity and financial position. We are also subject to state and federal health, safety and environmental regulations, as well as regulations related to the handling of and access to classified information.

THE LOSS OF KEY TECHNICAL OR MANAGEMENT PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

        Our success depends in large part upon our ability to retain highly qualified technical and management personnel. The loss of one or more of these employees could have a material adverse effect on our business, results of operations, liquidity and financial position. None of these individuals has an employment contract with us. Our success also depends upon our ability to continue to attract and retain highly qualified personnel in all disciplines. We cannot assure you that we will be successful in hiring or retaining requisite personnel.

PRODUCT LIABILITY CLAIMS COULD HARM OUR BUSINESS.

        Testing, manufacturing, marketing and use of our products entail the risk of product liability. While we currently have product liability insurance that we believe is adequate to protect against product liability claims, you cannot be sure that we will be able to continue to maintain such insurance at a reasonable cost or in sufficient amounts to protect us against losses due to product liability. Our inability to maintain insurance at an acceptable cost or to otherwise protect against potential product liability could prevent or inhibit the commercialization of our products. In addition, a product liability claim or recall could have a material adverse effect on our business, results of operations, liquidity and financial position.



                                      10.

        News reports have asserted that power levels associated with hand-held cellular telephones may pose certain health risks. We are not aware of any study that has concluded that there are any significant health risks from using hand-held cellular telephones. If it were determined that electromagnetic waves carried through the antennas of cellular telephones create a significant health risk, there could be a material adverse effect on our ability to market and sell our wireless telephone products. In addition, there may also be certain safety risks associated with the use of hand-held cellular phones while driving. This could also have a material adverse effect on our ability to market and sell our wireless telephones.

OUR BUSINESS MAY BE HARMED BY YEAR 2000 ISSUES.

        We believe that our mission critical systems and our wireless communication products will be Year 2000 compliant by September 1999. However, we cannot guarantee that these results will be achieved. Specific factors leading to this uncertainty include failure to identify any problems associated with our wireless communication products or all susceptible systems, non-compliance by third parties whose systems and operations impact us, and other similar uncertainties. A worst case scenario might include one or more of our products, internal systems, suppliers or customers being non-compliant. An event such as this could result in a material disruption to our operations. Specifically, we could experience problems associated with producing and delivering our wireless communication products or software application, computer network, manufacturing equipment and telephone communication system failures. Supply chain and product non-compliance could result in our failure to perform on contracts, delayed delivery of products to customers and inadequate customer service. Customer non-compliance could result in delayed payments for products and services and build up of inventories. Should a worst case scenario occur, it could, depending on its duration, have a material impact on our business, results of operations, liquidity and financial position.

OUR STOCKHOLDER RIGHTS PLAN, CERTIFICATE OF INCORPORATION AND DELAWARE LAW COULD ADVERSELY AFFECT THE PERFORMANCE OF OUR STOCK.

        Our certificate of incorporation provides for cumulative voting in the election of directors. In addition, our certificate of incorporation provides for a classified board of directors and includes a provision that requires the approval of holders of at least 66 2/3% of our voting stock as a condition to a merger or certain other business transactions with, or proposed by, a holder of 15% or more of our voting stock. This approval is not required in cases where certain of our directors approve the transaction or where certain minimum price criteria and other procedural requirements are met. Our certificate of incorporation also requires the approvals of holders of at least 66 2/3% of our voting stock to amend or change the provisions mentioned relating to the classified board, cumulative voting or the transaction approval. Finally, our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting rather than by any consent in writing.

        The classified board, transaction approval and other charter provisions may discourage certain types of transactions involving an actual or potential change in our control. These provisions may also discourage certain types of transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices and may limit our stockholders' ability to approve transactions that they may deem to be in their best interests.

        Further, we have distributed a dividend of one right for each outstanding share of our common stock pursuant to the terms of our preferred share purchase rights plan. In the event holders of our trust convertible preferred securities convert those securities into shares of our common stock, each of those shares will also be granted a right. These rights will cause substantial dilution to the ownership of a person or group that attempts to acquire us on terms not approved by our board of directors and may have the effect of deterring hostile takeover attempts. In addition, our board of directors has the authority to fix the rights and preferences of and issue shares of preferred stock. This right may have the effect of delaying or preventing a change in our control without action by our stockholders.

OUR STOCK PRICE IS VOLATILE.

        The stock market in general, and the stock prices of technology-based companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of any specific public companies. The market price of our common stock has fluctuated in the past and is likely to fluctuate in the future as well. Factors that may have significant impact on our market price of our stock include:

        o future announcements concerning us or our competitors, including the selection of wireless technology by cellular, PCS and WLL service providers and the timing of roll-out of those systems;



                                      11.

        o receipt of substantial orders for subscriber and ASIC's products;

        o       quality deficiencies in services or products;

        o       results of technological innovations;

        o       new commercial products;

        o       changes in recommendations of securities analysts;

        o       government regulations; and

        o       proprietary rights or product or patent litigation.

        Our future earnings and stock price may be subject to significant volatility, particularly on a quarterly basis. Shortfalls in our revenues or earnings in any given period relative to the levels expected by securities analysts could immediately, significantly and adversely affect the trading price of our common stock.



                                      12.

                                  UNDERWRITING

        Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, each underwriter named below has severally agreed to purchase from us the number of shares of common stock shown opposite its name below:

                                                                       NUMBER OF
                                                                       SHARES OF
         UNDERWRITERS                                                COMMON STOCK
         ------------                                                ------------
         Lehman Brothers Inc.
         Goldman, Sachs & Co.


              Total..........................................          4,000,000
                                                                   ==================


        Standard & Poor's, a division of The McGraw Hill Companies, Inc., or S&P, has announced that, effective as of July 21, 1999, it plans to include the common stock in the Standard & Poor's Corporation 500 Composite Stock Price Index, or the S&P 500 Index, which is composed of 500 common stocks that S&P selects. Shares offered by this prospectus will be offered primarily to index funds whose portfolios are primarily based on stocks included in the S&P 500 Index. These index funds may be required to purchase common stock as a result of the inclusion of the common stock in the S&P 500 Index.

        The underwriting agreement provides that the underwriters' obligations to purchase shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the shares of common stock are purchased by the underwriters under the underwriting agreement, then all of the shares of common stock which the underwriters have agreed to purchase under the underwriting agreement must be purchased. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that there is no material change in the financial markets and that we deliver to the underwriters customary closing documents.

        The following table summarizes the compensation to be paid to the underwriters by us and the expenses payable by us.

                                                                               TOTAL
                                                                   ------------------------------
                                                                      WITHOUT          WITH
                                                     PER SHARE     OVER-ALLOTMENT  OVER-ALLOTMENT
                                                     ---------     --------------  --------------
Underwriting discounts and commissions paid by us ..  $               $               $

Expenses paid by us.................................  $               $               $


        The representatives have advised us that the underwriters propose to offer the shares of common stock to purchasers in one or more transactions (which may involve block transactions) on the Nasdaq National Market or otherwise. The distribution of the common stock also may be effected from time to time in special offerings, exchange distributions or secondary distributions pursuant to and in accordance with the rules of the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, through the writing of options on the common stock (whether such options are listed on an option exchange or otherwise), or in a combination of such methods at prevailing market prices or at negotiated prices. The underwriters may effect such transactions by selling shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or the purchasers of the common stock for whom they may act as agents or to whom they may sell as principal.

        In connection with the sale of the shares of common stock, the underwriters will receive compensation in the form of commissions or discounts and may receive compensation from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal in the form of commissions or discounts, in each case in amounts which will not exceed those customary in the types of transactions involved. The underwriters and dealers that participate in the distribution of the shares of common stock may be deemed to be "underwriters"



                                      13.

within the meaning of that term under the Securities Act of 1933, as amended, and any discounts received by them from us and any compensation received by them on resale of the shares of common stock by them may be deemed to be underwriting discounts and commissions under the Securities Act.

        We have granted to the underwriters an option to purchase up to an aggregate of 600,000 additional shares of common stock, exercisable solely to cover over-allotments, if any, at the public offering price, less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option at any time until 30 days after the date of the underwriting agreement. If this option is exercised, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of common stock proportionate to the underwriter's initial commitment as indicated in the preceding table and we will be obligated, under the over-allotment option, to sell the shares of common stock to the underwriters.

        We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments underwriters may be required to make for these liabilities.

        From time to time, Lehman Brothers, Inc. or its affiliates have provided, and may continue to provide, financial advisory services to us.

                                  LEGAL MATTERS

        The validity of the shares of common stock being sold in this offering and other legal matters relating to the offering will be passed upon for us by Cooley Godward LLP, San Diego, California. Certain legal matters relating to the offering will be passed upon for the underwriters by Latham & Watkins, San Diego, California.

                                     EXPERTS

        The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of QUALCOMM Incorporated for the year ended September 30, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                      14.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth all expenses payable by the Registrant in connection with the sale of the Securities being registered. All the amounts shown are estimates except for the SEC registration fee and the Nasdaq National Market listing fee.

SEC Registration fee.............................     $179,912
NASD filing fee..................................       30,500
Nasdaq National Market listing fee...............       17,500
Legal fees and expenses..........................      100,000
Blue sky qualification fees and expenses ........        5,000
Accounting fees and expenses.....................       50,000
Miscellaneous....................................       67,088
                                                      --------
        Total....................................     $450,000
                                                      ========


ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

        Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended.

        The Registrant's Bylaws provide that the Registrant will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Registrant believes that indemnification under its Bylaws covers at least negligence and gross negligence by indemnified parties, and may require the Registrant to advance litigation expenses in the case of stockholder derivative actions or other actions, against and undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

        In addition, the Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

        The Registrant has entered into separate indemnification agreements with its directors. These agreements may require the Registrant, among other things, to indemnify the directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' insurance if available on reasonable terms.

        The Registrant maintains insurance policies covering officers and directors under which the insurers agree to pay, subject to certain exclusions, including certain violations of securities laws, for any claim made against the directors and officers of the Registrant for a wrongful act that they may become legally obligated to pay or for which the Registrant is required to indemnify the officers or directors. The policies have limits of up to $75,000,000 in the aggregate, subject to retentions of up to $300,000 in the aggregate. The Registrant believes that its Certificate of Incorporation and Bylaw provisions, indemnification agreements and insurance policies are necessary to attract and retain qualified persons as directors and officers.

        At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

ITEM 16. EXHIBITS

      EXHIBIT
      NUMBER                       DESCRIPTION OF DOCUMENT
      -------                      -----------------------
        1.1     Form of underwriting agreement.*

        4.1 Certificate of Trust of QUALCOMM Financial Trust I, filed with the Delaware Secretary of State on February 7, 1997.(1)

        4.2     Declaration of Trust of QUALCOMM Financial Trust I, dated as of
                February 7, 1997, among QUALCOMM Incorporated, as Sponsor,
                Wilmington Trust Company, as Delaware Trustee and Property
                Trustee, and Irwin Mark Jacobs, Harvey P. White, and Anthony
                Thornley, as Regular Trustees.(1)

        4.3     Amended and Restated Declaration of Trust of QUALCOMM Financial
                Trust I, dated as of February 35, 1997, among QUALCOMM
                Incorporated, as Sponsor, Wilmington Trust Company, as Delaware
                Trustee and Property Trustee, and Irwin Mark Jacobs, Harvey P.
                White, and Anthony Thornley, as Regular Trustees.(1)

        4.4     Indenture for the 5-3/4% Convertible Subordinated Debt
                Securities, dated as of February 25, 1997, among QUALCOMM
                Incorporated and Wilmington Trust company, as Indenture
                Trustee.(1)

        4.5 Form of 5-3/4% Trust Convertible Preferred Securities (Included in Annex 1 to Exhibit 4.3 above).(1)

        4.6     Form of 5-3/4% Convertible Subordinated Debt Securities
                (Included in Annex 1 to Exhibit 4.3 above).(1)

        4.7     Preferred Securities Guarantee Agreement, dated as of February
                25, 1997, between QUALCOMM Incorporated, as Guarantor, and
                Wilmington Trust Company, as Guarantee Trustee.(1)

        5.1     Opinion of Cooley Godward LLP.

       23.1     Consent of PricewaterhouseCoopers LLP.

       23.2     Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

       24.1     Power of Attorney. Reference is made to page II-4.

----------

*       To be filed by amendment.

(1) Filed as an exhibit to the Registrant's Registration Statement on Form S-3 (No. 333-26069) or amendments thereto and incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and executive officers of the Registrant pursuant to provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director or executive officer of the

Registrant in the successful defense of any action, suit or proceeding) is asserted by such director or executive officer in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes:

        (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (2) (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

        (ii) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on July 12, 1999

                                        QUALCOMM Incorporated

                                        By /s/ IRWIN MARK JACOBS
                                          --------------------------------------
                                          Irwin Mark Jacobs
                                          Chief Executive Officer and Chairman



                               POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Irwin Mark Jacobs and Richard Sulpizio, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or any of them or their or his substitute or substituted, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Exchange Act of 1934, this Registration Statement has been signed below by the following persons on behalf of Registrant in the capacities and on the dates indicated.

              SIGNATURE                                  TITLE                        DATE
              ---------                                  -----                        ----
/s/ Irwin Mark Jacobs                   Chief Executive Officer and Chairman     July 12, 1999
-----------------------------------     of the Board (Principal Executive
Irwin Mark Jacobs                       Officer)


/s/ Andrew J. Viterbi                   Vice Chairman                            July 12, 1999
----------------------------------
Andrew J. Viterbi


/s/ Anthony S. Thornley                 Executive Senior Vice President, Chief   July 12, 1999
----------------------------------      Financial Officer (Principal Financial
Anthony S. Thornley                     and Accounting Officer)


/s/ Richard C. Atkinson                 Director                                 July 12, 1999
----------------------------------
Richard C. Atkinson

                                        Director
----------------------------------
Adelia A. Coffman


                                        Director
----------------------------------
Diana Lady Dougan


/s/ Neil Kadisha                        Director                                 July 12, 1999
----------------------------------
Neil Kadisha


/s/ Robert E. Kahn                      Director                                 July 12, 1999
----------------------------------
Robert E. Kahn


/s/ Jerome S. Katzin                    Director                                 July 12, 1999
----------------------------------
Jerome S. Katzin


/s/ Duane A. Nelles                     Director                                 July 12, 1999
----------------------------------
Duane A. Nelles

              SIGNATURE                                  TITLE                        DATE
              ---------                                  -----                        ----

/s/ Peter M. Sacerdote                  Director                                 July 12, 1999
----------------------------------
Peter M. Sacerdote


/s/ Frank Savage                        Director                                 July 12, 1999
----------------------------------
Frank Savage


                                        Director
----------------------------------
Brent Scowcroft


/s/ Marc I. Stern                       Director                                 July 12, 1999
----------------------------------
Marc I. Stern

                                INDEX TO EXHIBITS

      EXHIBIT
      NUMBER                      DESCRIPTION OF DOCUMENT
      ------                      -----------------------
        1.1     Form of underwriting agreement.*

        4.1 Certificate of Trust of QUALCOMM Financial Trust I, filed with the Delaware Secretary of State on February 7, 1997.(1)

        4.2     Declaration of Trust of QUALCOMM Financial Trust I, dated as of
                February 7, 1997, among QUALCOMM Incorporated, as Sponsor,
                Wilmington Trust Company, as Delaware Trustee and Property
                Trustee, and Irwin Mark Jacobs, Harvey P. White, and Anthony
                Thornley, as Regular Trustees.(1)

        4.3     Amended and Restated Declaration of Trust of QUALCOMM Financial
                Trust I, dated as of February 35, 1997, among QUALCOMM
                Incorporated, as Sponsor, Wilmington Trust Company, as Delaware
                Trustee and Property Trustee, and Irwin Mark Jacobs, Harvey P.
                White, and Anthony Thornley, as Regular Trustees.(1)

        4.4     Indenture for the 5-3/4% Convertible Subordinated Debt
                Securities, dated as of February 25, 1997, among QUALCOMM
                Incorporated and Wilmington Trust company, as Indenture
                Trustee.(1)

        4.5 Form of 5-3/4% Trust Convertible Preferred Securities (Included in Annex 1 to Exhibit 4.3 above).(1)

        4.6     Form of 5-3/4% Convertible Subordinated Debt Securities
                (Included in Annex 1 to Exhibit 4.3 above).(1)

        4.7     Preferred Securities Guarantee Agreement, dated as of February
                25, 1997, between QUALCOMM Incorporated, as Guarantor, and
                Wilmington Trust Company, as Guarantee Trustee.(1)

        5.1     Opinion of Cooley Godward LLP.

       23.1     Consent of PricewaterhouseCoopers LLP.

       23.2     Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

       24.1     Power of Attorney. Reference is made to page II-4.

----------

*       To be filed by amendment.

(1) Filed as an exhibit to the Registrant's Registration Statement on Form S-3 (No. 333-26069) or amendments thereto and incorporated herein by reference.